Exhibit 99.1
AH REALTY TRUST INCREASES SHARE REPURCHASE
AUTHORIZATION TO $100 MILLION

VIRGINIA BEACH, Va., May 13, 2026 (GLOBE NEWSWIRE) — AH Realty Trust (NYSE: AHRT) (“AHRT”), today announced that its Board of Directors has authorized an increase of $50 million to the Company’s existing share repurchase program, bringing the total authorized repurchase capacity to $100 million.
The expanded authorization reflects the Board’s continued confidence in the Company’s long-term strategy, disciplined capital allocation approach, and prospects for further enhancing shareholder value.
As of the date of this announcement, AH Realty Trust has repurchased approximately $39.7 million of its common shares under the program, including $27.1 million in 2026. After giving effect to the increased authorization, approximately $60.3 million remains available for future repurchases.
“This decision underscores our belief in the intrinsic value of the Company and aligns with our broader strategic transformation and disciplined capital allocation priorities,” said Shawn Tibbetts, Chairman, President and CEO of AH Realty Trust. “Our share repurchase program allows us to continue to opportunistically return capital to shareholders as we execute our transformation to strengthen our balance sheet and simplify our business to unlock long-term shareholder value.”
Repurchases under the program may be made from time to time through open market transactions, privately negotiated transactions, or other means, subject to market conditions, legal requirements, and other factors. The program does not obligate the Company to repurchase any specific number of shares and may be modified, suspended, or terminated at any time at the discretion of the Board of Directors.
About AH Realty Trust
AH Realty Trust (NYSE: AHRT), formerly known as Armada Hoffler, is a real estate investment trust (“REIT”) with over four decades of experience. The Company owns and operates high-quality retail and office assets located primarily in the Mid-Atlantic and Southeastern United States. AH Realty Trust focuses on disciplined capital allocation and long-term value creation for shareholders. For more information visit AHRealtyTrust.com.

Contact:
Chelsea Forrest

Exhibit 99.1

AH Realty Trust
EVP of Investor Relations and Administration
Email: chelsea.forrest@ahrealtytrust.com
Phone: (757) 366-4000